Exhibit 99

[LIBERTY CORPORATION LETTERHEAD]

     For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS THIRD QUARTER RESULTS

Greenville, SC (November 2, 2004) — The Liberty Corp. (NYSE: LC) today reported financial results for the third quarter and nine months ended September 30, 2004. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

     Earnings for the quarter were $0.66 per diluted share compared with $0.32 per diluted share for the same period of the prior year. For the quarter, operating income was $9.2 million compared with $9.1 million in the prior-year period. Year-to-date earnings per diluted share were $1.07 compared with $0.84 for the prior-year period. Year-to-date operating income was $27.2 million compared with $26.1 million for the prior-year period. Quarterly and year-to-date earnings per share were favorably affected by adjustments to the Company’s income tax liabilities as a result of management’s reassessment of its potential liability related to current examinations, and the statute of limitations expiring related to certain previous tax years.

     For the quarter, net revenue was $53.6 million compared with $49.4 million for the prior-year third quarter, an increase of nine percent. Broadcast operating profit for the quarter was $21.4 million, compared with $19.2 million in the prior year, an increase of eleven percent. Year-to-date net revenue was $156.5 million compared with $145.0 million for the prior-year period, an increase of eight percent. Year-to-date broadcast operating profit was $60.8 million, compared with $55.1 million in the prior year, an increase of ten percent. A reconciliation of broadcast operating profit to operating income is presented below. For a full discussion and analysis of results, refer to the Company’s quarterly filing on form 10-Q.

     “During this quarter, Liberty stations excelled in ways we do not often discuss but which clearly demonstrate our commitment to serve our local communities,” said Hayne Hipp, Chief Executive Officer of Liberty. “First, during hurricanes and severe weather, Liberty stations provided an over-the-air lifeline of critical news and information that had a direct impact on the lives of our viewers. Second, as we have approached an important general election, our stations provided free time for candidates to air their views, provided enhanced news coverage and sponsored public forums for discussion of important local issues. Our stations are market leaders because their highest priority is to serve their local communities.”

     Broadcast operating profit, a measurement of earnings, is used by the Company to evaluate the operating performance of its media properties, and is not a measure of financial performance under generally accepted accounting principles (GAAP). Broadcast operating profit is not a standardized measure and may be calculated in a number of ways. Liberty defines broadcast operating profit as operating income plus depreciation and amortization, net losses on disposed assets, cash earned in excess of revenue recorded on network affiliation contracts, non-cash compensation, and corporate cash expenses.

     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).

     For further information about Liberty, visit the corporate website, http://www.libertycorp.com

* * * * *

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In 000's, except per share data)	2004	2003	2004	2003
	(Unaudited)
REVENUES
Station revenues (net of commissions)	$49,915	$45,836	$145,653	$134,777
Cable advertising and other revenues	3,691	3,524	10,821	10,178

Net revenues	53,606	49,360	156,474	144,955
EXPENSES
Operating expenses (excluding depreciation and amortization expense shown separately below)	32,045	30,286	94,725	89,790
Amortization of program rights	1,786	1,776	5,302	5,236
Depreciation and amortization of intangibles	5,321	4,758	14,860	13,580
Corporate, general, and administrative expenses	5,206	3,424	14,391	10,249

Total operating expenses	44,358	40,244	129,278	118,855
Operating income	9,248	9,116	27,196	26,100
Net investment income (loss)	(22)	674	(5,411)	(74)
Interest expense	(253)	—	(515)	—

Income before income taxes	8,973	9,790	21,270	26,026
Provision for (Benefit from) income taxes	(3,229)	3,671	1,382	9,760

Net income	$12,202	$6,119	$19,888	$16,266

Diluted earnings per common share	$0.66	$0.32	$1.07	$0.84

Weighted average common dilutive shares	18,408	19,250	18,661	19,273

Actual common and common equivalent shares outstanding at end of period	18,770	19,239	18,770	19,239

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents			$37,665	$66,245
Debt outstanding			$50,000	$—
RECONCILIATION OF OPERATING INCOME TO BROADCAST OPERATING PROFIT:
Operating income per income statement	$9,248	$9,116	$27,196	$26,100
Add:
Depreciation and amortization	5,321	4,758	14,860	13,580
Adj. for network compensation due vs. accrued	921	1,234	2,762	3,700
Net loss (gain) on disposals	65	285	47	280
Non-cash compensation	1,628	759	3,754	2,756
Corporate cash expenses	4,167	3,031	12,183	8,634

Broadcast operating profit	$21,350	$19,183	$60,802	$55,050